TRADING SYMBOLS:	September 5, 2006
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

U.S. GEOTHERMAL ACQUIRES SECOND GEOTHERMAL PROJECT

BOISE, Idaho – September 5, 2006 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy development company focused on the production of electricity from geothermal energy, announced today that it has acquired property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho border.

The new property, 8.5 square miles of geothermal energy and surface rights, was acquired from a private party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request For Proposals for electricity produced from geothermal sources.

“We are pleased to have acquired this important geothermal resource. We are working to advance the project to a development decision and have targeted an initial production potential of 25 to 30 MW”, said Daniel Kunz, President and Chief Executive Officer of U.S. Geothermal Inc. “Neal Hot Springs is close to transmission lines and is in a great location to serve Idaho Power Company’s growing customer base and the rapidly growing Pacific Northwest energy market”.

Teplow Geologic (“Teplow”), an independent geothermal consulting firm, recently conducted a geological reconnaissance and preliminary assessment of the project and found that “a commercially viable geothermal resource was discovered at Neal Hot Springs in l979”. Thermochem, Inc, an independent consulting firm, analyzed geothermal fluid samples recently collected from the area by Teplow. Using the chalcedony geothermometer method, a probable reservoir temperature of 311ºF to 320ºF is indicated, while a distal source temperature of 347ºF to 356ºF is indicated by the cation geothermometer.

A geophysical and geological mapping program has been proposed by Teplow to help determine the overall extent of the geothermal reservoir. A high-permeability production zone has been encountered by previous exploration drilling at a depth of 2680 feet and thus represents a confirmed production-drilling target. After completion of the mapping program, it is anticipated that production wells can be sited and drilled to intersect the geothermal reservoir at depths ranging from 2,500 to 4,700 feet. This well drilling would be followed by flow testing to confirm the production sustainability of the reservoir.

U.S. Geothermal Inc. entered into a long-term lease with a private third party for energy and surface rights associated with 5,409 acres (8.5 square miles). The lease calls for annual rental payments and includes a production royalty provision. The site was the subject of geothermal exploration from l976 to l980 by Chevron Minerals who discovered the geothermal resource.

Chevron drilled seven wells in the area during a 4-year exploration program. Although all of the wells have been plugged and abandoned, several of the drill logs have been acquired by U.S. Geothermal Inc. The discovery well was a 6.25 -inch diameter hole drilled to a depth of approximately 2,820 feet. Due to massive lost circulation of drill fluids within the geothermal production zone this well was never tested for flow capability. Lost circulation is a strong indication of a highly permeable zone that is considered a very positive geologic feature for geothermal resources. One of the other Chevron exploration wells experienced a reported steam blow out that created a geyser some 40 feet high for a period of several weeks before it collapsed and sealed itself.

About US Geothermal:
U.S. Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. The company believes Raft River is ideally located to make an important contribution to the power needs of the Pacific Northwest. U.S. Geothermal holds, through ownership or lease, geothermal rights of private lands that comprise the Raft River project in Southeastern Idaho. On the basis of a report prepared by the company’s independent consultant, GeothermEx Inc., of Richmond California, the site has a 50% probability of a power production capacity of 15.6 MW per square mile which may translate to 100 MW or more. U.S. Geothermal has signed power sales contract for one 10MW power plant with the Idaho Power Company, is in negotiations for an additional 26 MW with new customers, and has secured transmission for up to 36MW with the Bonneville Power Administration.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Mike Journee
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059 or 604-484-3031	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mjournee@peyron.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding potential energy resources and projects, development possibilities for Raft River and Neal Hot Springs. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.